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                                                                    EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
PCSupport.com, Inc.

We consent to the incorporation by reference in the registration statements (333-42756 and 333-53816) on Form S-8, on Pre-effective Amendment No. 1 to Form SB-2 on Form S-3/A (333-51680), and on Post-effective Amendment No. 1 to Form SB-2 on Form S-3 (333-37760) of PCSupport.com, Inc. and to the reference to our firm under the heading "EXPERTS" in the prospectus. Our report dated September 12, 2001, except as to note 12(c) which is as of September 21, 2001, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ KPMG LLP
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Vancouver, Canada
October 12, 2001